EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Fourth Quarter and Fiscal 2005 Results

Operating Cash Flow Exceeds $1.1 Million for Third Consecutive Year

Salt Lake City, UT (August 25, 2005) – IOMED, Inc. (AMX:IOX) today reported financial results for the fourth quarter and fiscal year ended June 30, 2005. Fourth quarter and fiscal year sales decreased from the prior year. However, the Company’s cash position remained strong and operating cash flow exceeded $1.1 million for fiscal 2005.

Fourth Quarter Results

For the quarter ended June 30, 2005, sales decreased 7% to $2,941,000 compared with $3,163,000 a year ago. Lower product sales were primarily a result of a reduction in the Company’s average selling prices. Fourth quarter sales increased slightly from third quarter sales. Gross margin for the fourth quarters of fiscal 2005 and 2004 was 61.6%.

Total operating expenses increased 14% to $1,833,000 from the prior-year quarter. Selling, general and administrative expenses increased 19% due primarily to increased costs incurred to defend certain intellectual property litigation brought against the Company. The increase in general and administrative expenses was partially offset by lower sales and marketing costs and the beneficial effects of a renegotiated facility lease.

IOMED reported net income of $30,000, or nil per diluted share, for the fourth quarter of fiscal 2005 compared with net income of $344,000, or $0.04 per diluted share, for the fourth quarter of fiscal 2004.

Fiscal Year Results

Fiscal 2005 sales were $11,426,000, down 6% from fiscal 2004, due primarily to factors relating to the restructuring of the Company’s distribution network. Gross margin was 61.5% during the fiscal year compared with 62.2% a year ago.

IOMED reported net income of $425,000, or $0.06 per diluted share, for fiscal 2005 compared with net income of $954,000, or $0.12 per diluted share, in fiscal 2004.

The Company generated operating cash flow exceeding $1.1 million for the third straight fiscal year. Total net cash flow was $955,000. Since June 30, 2004, working capital has increased 10.5%, or $859,000, to $9.0 million and long-term debt decreased 39% to $836,000. Cash and cash equivalents, as of June 30, 2005 were $8.3 million.

Management Comments

“An increase in our product sales through large national distributors continues to impact average selling prices,” said Robert J. Lollini, President and CEO.  “While these distributors are able to get IOMED products into more clinics through nationwide contracts, they also have greater access to volume discounts, which has put pressure on our ASPs and gross profit margins. Given the market dynamics affecting our served market, we believe that offering the Company’s products through these distributors will provide long-term benefits, and that our long standing relationships with our regional independent distributors will remain a vital element in our distribution strategy.

“While our product sales are not back to 2004 levels, they continue to grow on a quarter-to-quarter basis. Additionally, sales orders for our new products continue to gain momentum. We have adjusted our operations to conform to these top-line changes, which has enabled us to continue to generate solid operating cash flow,” continued Mr. Lollini.

The Company also reported that in separate rulings, the United States Court of Appeals for the 10th Circuit upheld a United States District Court ruling which granted, with prejudice, the Company’s motion to dismiss two §1983 civil rights actions filed against the Company; and the Utah State Court of Appeals upheld a previous Utah State District Court ruling which granted the Company’s motion to dismiss a discrimination claim against the Company. Both of these suits were filed against the Company in response to a civil complaint filed by the Company against a former executive, among others, alleging misappropriation of trade secrets, interference with economic relations and related claims. The Company is pleased with these rulings, and is confident that they will further its efforts to resolve these and other related claims filed against the Company.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)	(audited)
Product sales	$2,941,000	$3,163,000	$11,426,000	$12,189,000
Cost of products sold	1,129,000	1,216,000	4,401,000	4,607,000
Gross profit	1,812,000	1,947,000	7,025,000	7,582,000

Operating costs and expenses:
Selling, general and administrative	1,566,000	1,318,000	5,703,000	5,593,000
Research and development	267,000	285,000	993,000	1,050,000
Total operating costs and expenses	1,833,000	1,603,000	6,696,000	6,643,000

Operating income (loss)	(21,000)	344,000	329,000	939,000

Other income (expense):
Interest expense	(23,000)	(36,000)	(121,000)	(169,000)
Interest income and other, net	74,000	36,000	217,000	184,000

Net income	$30,000	$344,000	$425,000	$954,000

Income per share:
Basic	$0.00	$0.05	$0.06	$0.15
Diluted	$0.00	$0.04	$0.06	$0.12

Shares used in the computation of income per share:
Basic	6,585,000	6,579,000	6,585,000	6,559,000
Diluted	7,666,000	7,906,000	7,665,000	7,708,000

Consolidated Balance Sheet

	June 30,	June 30,
	2005	2004
	(unaudited)	(audited)
Cash and cash equivalents	$8,293,000	$7,338,000
Working capital, net	$9,032,000	$8,173,000
Restricted cash	$585,000	$1,062,000
Total assets	$12,538,000	$12,511,000
Long-term obligations	$836,000	$1,368,000
Accumulated deficit	$(31,732,000)	$(32,157,000)
Shareholders’ equity	$9,868,000	$9,443,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	June 30,
	2005	2004
	(unaudited)
Cash flows from operating activities
Net income	$425,000	$954,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	550,000	954,000
Changes in operating assets and liabilities:
Accounts receivable	28,000	(47,000)
Inventories	(58,000)	(68,000)
Prepaid expenses	(8,000)	26,000
Trade accounts payable	(237,000)	(56,000)
Other accrued liabilities	442,000	(353,000)
Net cash provided by operating activities	1,142,000	1,410,000

Cash flows from investing activities
Purchases of equipment and furniture	(61,000)	(95,000)

Cash flows from financing activities
Change in restricted cash balance	477,000	627,000
Proceeds from exercise of stock options	—	73,000
Payments on long-term obligations	(603,000)	(598,000)
Net cash provided by (used in) financing activities	(126,000)	102,000

Net increase in cash and cash equivalents	955,000	1,417,000

Cash and cash equivalents at beginning of period	7,338,000	5,921,000

Cash and cash equivalents at end of period	$8,293,000	$7,338,000

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